    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 2000
                                                      REGISTRATION NO. 333-46212

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                Amendment No. 1
                                       to

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                       ISSUER OF NOTES REGISTERED HEREBY
                         NORTHERN BORDER PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          4922                         93-1120873
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)       Identification Number)

                      GUARANTOR OF NOTES REGISTERED HEREBY

                NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP
             (Exact name of registrant as specified in its charter)

           DELAWARE                          4922                         93-1120695
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)       Identification Number)

                                                               JANET K. PLACE
              1400 SMITH STREET                           1111 SOUTH 103RD STREET
             HOUSTON, TEXAS 77002                        OMAHA, NEBRASKA 68124-1000
                (713) 853-6161                                 (402) 398-7886
 (Address, including zip code, and telephone      (Name, address, including zip code, and
       number, including area code, of                telephone number, including area
  registrant's principal executive offices)             code, of agent for service)

                                   Copies to:

                                 ALAN P. BADEN
                             VINSON & ELKINS L.L.P.
                    1325 AVENUE OF THE AMERICAS, 17TH FLOOR
                            NEW YORK, NEW YORK 10019
                                 (917) 206-8001
                              (917) 206-8100 (FAX)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT EXCHANGE THE NOTES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE NEW NOTES AND IT IS NOT SOLICITING AN OFFER TO BUY THE NEW NOTES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED OCTOBER 16, 2000


                                  $250,000,000

                         NORTHERN BORDER PARTNERS, L.P.

                               OFFER TO EXCHANGE

                     8 7/8% SENIOR NOTES DUE 2010, SERIES A
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                          FOR ANY AND ALL OUTSTANDING
                          8 7/8% SENIOR NOTES DUE 2010

THE NEW NOTES:
- Restrictions: The new notes will be freely tradeable and otherwise substantially identical to the outstanding notes.

- Maturity: June 15, 2010.

- Interest Payments: Semi-annually in cash in arrears on June 15 and December 15, commencing December 15, 2000.

- Redemption: We can redeem some or all of the new notes at our option on at least 30 days' notice at the redemption prices described under the heading "Description of the New Notes."

- Guarantee: The new notes will be unconditionally guaranteed by our subsidiary, Northern Border Intermediate Limited Partnership, so long as that subsidiary has guaranteed any long-term debt. The guarantee will rank equally with its guarantees of our bank credit facilities and our existing and future unsubordinated debt.

- Ranking of Notes: The new notes will rank equally with all of our other existing and future senior and unsubordinated indebtedness, junior to any of our secured indebtedness to the extent of the security for that indebtedness and senior to any of our subordinated indebtedness. All of our operating assets are in our subsidiaries and, therefore, the new notes will be effectively subordinated to all indebtedness of those subsidiaries, other than Northern Border Intermediate Limited Partnership.

THE EXCHANGE OFFER:

- Expiration: 5:00 p.m., New York City time, on November 17, 2000, unless we extend the expiration date.


- Conditions: The exchange offer is not conditioned upon any aggregate principal amount of outstanding notes being tendered.

- Tendered Notes: All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of new notes that are registered under the Securities Act of 1933. If you fail to tender your outstanding notes, you will continue to hold unregistered securities, and your ability to transfer them could be adversely affected.

- Withdrawal: Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer, unless we have already accepted your outstanding notes for exchange.

- Tax Consequences: The exchange of outstanding notes for new notes will not be a taxable event for U.S. federal income tax purposes.

TRADING FORMAT
- The new notes will not be listed on any securities exchange.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is             , 2000

     The information contained in this prospectus was obtained from us and other sources believed by us to be reliable. This prospectus also incorporates important business and financial information about us that is not included in or delivered with this prospectus.

     You should rely only on the information contained in this prospectus or any supplement and any information incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is in or incorporated by reference in this prospectus.

     You should not assume that the information in this prospectus or any supplement is current as of any date other than the date on the front page of this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

     We include cross references in the prospectus to captions in these materials where you can find further related discussions. The following table of contents tells you where to find these captions.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               NO.
                                                               ----
Forward-Looking Statements..................................     3
Prospectus Summary..........................................     4
Use Of Proceeds.............................................    12
Capitalization..............................................    12
Selected Historical Financial Data..........................    13
Ratio Of Earnings To Fixed Charges..........................    14
The Exchange Offer..........................................    15
Description Of The New Notes................................    24
United States Federal Tax Considerations....................    38
Plan Of Distribution........................................    40
Legal Matters...............................................    41
Independent Public Accountants..............................    41
Where You Can Find More Information.........................    41
Incorporation Of Documents By Reference.....................    42

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. In general, any statement other than a statement of historical fact is a forward-looking statement. These statements appear in a number of places in this prospectus and include statements regarding our plans, beliefs and expectations with respect to, among other things:

     - future acquisitions;

     - expected future costs;

     - future capital expenditures;

     - trends affecting our future financial condition or results of operation; and

     - our business strategy regarding future operations.

     Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from anticipated results for a number of reasons, including:

     - industry conditions;

     - future demand for natural gas;

     - availability of supplies of Canadian natural gas;

     - political and regulatory developments that impact Federal Energy Regulatory Commission proceedings involving Northern Border Pipeline;

     - the success of Northern Border Pipeline in sustaining its positions in Federal Energy Regulatory Commission proceedings, or the success of intervenors in opposing Northern Border Pipeline's positions;

     - Northern Border Pipeline's ability to replace its rate base as it is depreciated and amortized;

     - competitive developments by Canadian and other U.S. natural gas transmission companies;

     - political and regulatory developments in the U.S. and in Canada; and

     - conditions of the capital markets.

     In light of these and other risks, uncertainties and assumptions, the actual events or results may be very different from those expressed or implied in the forward-looking statements in this prospectus or may not occur. We have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                             ---------------------

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED (RSA), WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATION OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus to help you understand our business and the notes. It likely does not contain all the information that is important to you or that you should consider in making an investment decision. To understand all of the terms of the exchange offer and to attain a more complete understanding of our business and financial situation, you should read carefully this entire prospectus and should consider consulting with your own legal and tax advisors. References in this prospectus to "we," "us," "our," or "our partnership" refer to Northern Border Partners, L.P.

                         NORTHERN BORDER PARTNERS, L.P.

OUR BUSINESS

     Through our subsidiary limited partnership, Northern Border Intermediate Limited Partnership, we own a 70% general partner interest in Northern Border Pipeline Company, a Texas general partnership. Northern Border Pipeline owns a 1,214-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to natural gas markets in the midwestern United States. This pipeline system connects with multiple pipelines, which allow shippers to access the various natural gas markets served by those pipelines. Our 70% interest in Northern Border Pipeline represents the largest portion of our assets, earnings and cash flows.

     Northern Border Pipeline constructed the pipeline system in 1982, and it completed expansions and/or extensions in 1991, 1992 and 1998. It completed the most recent expansion and extension, called The Chicago Project, in late 1998. This increased the pipeline system's ability to receive natural gas by 42% to its current capacity of 2,373 million cubic feet per day. The amount of natural gas that can be transported in the pipeline is referred to as "capacity" and is measured in cubic feet per day. In the year ended December 31, 1999, Northern Border Pipeline transported approximately 23% of the total amount of natural gas imported from Canada to the United States. Over the same period, approximately 91% of the natural gas transported by Northern Border Pipeline was produced in the western Canadian sedimentary basin located in the provinces of Alberta, British Columbia and Saskatchewan.

     Northern Border Pipeline transports gas for shippers under a tariff regulated by the Federal Energy Regulatory Commission. The tariff allows Northern Border Pipeline an opportunity to recover from its shippers the cost of service, including operations and maintenance costs, taxes other than income taxes, interest, depreciation and amortization, an allowance for income taxes and a regulated return on equity. Shippers contract to pay for a proportionate share of those costs by way of a mileage-based charge for the amount of capacity contracted. The shippers are obligated to pay the charge regardless of the amount of natural gas they transport. Northern Border Pipeline does not own the gas that it transports, and therefore it does not assume any natural gas commodity price risk.

     The pipeline system serves more than 40 shippers with diverse operating and financial profiles. Based upon shippers' cost of service obligations, as of December 31, 1999, at least 97% of the pipeline capacity was contractually committed through mid-September 2003, and the weighted average contract life was slightly under seven years.


     On September 26, 2000, Northern Border Pipeline filed a stipulation and agreement that documents the settlement of its pending rate case. The settlement will become effective if and when approved by the Federal Energy Regulatory Commission. We anticipate the Federal Energy Regulatory Commission will act on the settlement in the first quarter of 2001. Among the key provisions of the proposed settlement is the conversion of Northern Border Pipeline's form of tariff from cost of service to stated rates based on a straight-fixed variable rate design. If the proposed settlement is approved, shippers will pay stated transportation rates. Under the straight-fixed variable rate design, approximately 98% of the payments are attributable to demand charges, based upon contracted capacity, and 2% to commodity charges based on the volumes of gas actually transported on the system. On a per unit basis, the rates under the new tariff are approximately equal to the previous level. Under the proposed settlement, Northern Border Pipeline's earnings and cashflow will depend on its future costs, contracted capacity, the volumes of gas transported and its ability to recontract capacity at acceptable rates.



In September 2000, we purchased interests in gas gathering facilities in the Powder River and Wind River Basins in Wyoming for approximately $200 million from Enron North America Corp., a subsidiary of Enron Corp. The transaction included the purchase of Enron Midstream Services, L.L.C., which holds, among other assets, an ownership interest in Bighorn Gas Gathering, L.L.C., and Enron North America subsidiaries that hold ownership interests in Fort Union Gas Gathering, L.L.C. and Lost Creek Gathering, L.L.C.



     The interest in Bighorn adds to our previous ownership position. During 1999, we purchased a 39% common membership interest in Bighorn for $31.9 million and in June 2000 we purchased 80% of all issued and outstanding Preferred A Units of Bighorn for $20.8 million. CMS Field Services, Inc. holds the remaining ownership interest in Bighorn. Located in northeastern Wyoming, Bighorn's system is capable of gathering more than 250 million cubic feet per day of coal bed methane gas for delivery to the Fort Union gathering system. Bighorn's gathering system consists of more than 90 miles of gathering pipeline with an expansion of an additional 56 miles to be completed later this year. The gathering system is managed through a management committee consisting of representatives of the owners. CMS Field Services is the project manager. Bighorn has long-term agreements with CMS Oil and Gas Company, Pennaco Energy Inc. and J. M. Huber Corporation to gather coal bed methane gas.


     The Fort Union gathering system consists of 106 miles of gathering pipeline in the Powder River Basin and offers interconnects to the interstate gas pipeline grid serving gas markets in the Rocky Mountains, the Midwest and California. The remaining ownership interest in Fort Union is held in varying percentages by subsidiaries of CMS Energy Services, Western Gas Resources, Inc., Colorado Interstate Gas Company, and Barret Resources. Lost Creek owns a 123 mile gas gathering system in the Wind River Basin that went into service in August 2000. A subsidiary of Burlington Resources, Inc. holds the remaining ownership interest in Lost Creek.

     We also own Black Mesa Holdings, Inc. Black Mesa, through a wholly-owned subsidiary, owns a 273-mile, 18-inch diameter coal slurry pipeline that originates at a coal mine in Kayenta, Arizona. The coal slurry pipeline transports crushed coal suspended in water. It traverses westward through northern Arizona to the 1,500 megawatt Mohave Power Station located in Laughlin, Nevada. The capacity of the pipeline is fully contracted to the coal supplier for the Mohave Power Station through the year 2005.

     Our principal executive offices are located at 1400 Smith, Houston, Texas 77002. Our telephone number is (877) 208-7318. The offices of Northern Border Pipeline Company are located at 1111 South 103rd Street, Omaha, Nebraska 68124. Northern Border Pipeline's telephone number is (402) 378-7700.

OUR STRATEGY

     Our strategy is to continue to own and manage Northern Border Pipeline as a highly utilized, low cost pipeline system and to increase the pipeline system's capacity through expansions or extensions, joint ventures, other alliances or selective acquisitions. In the near term, we plan to focus our efforts on obtaining extensions of the existing contracts with shippers and on expansion opportunities on the east end of the system. These opportunities may include looping, additional compression or extensions of the pipeline system. We will also explore opportunities to transport natural gas or maximize our shippers' ability to access markets outside the Chicago area. We plan on focusing our efforts on serving new electric generation facilities on the east end of the pipeline system.

     We are also focusing on acquisition opportunities involving energy businesses in North America. We hope to leverage our experience in energy transportation to enhance cash flow and earnings by acquiring other, primarily unregulated, transportation assets. We plan to pursue opportunities that involve fee-for-service income and minimal commodity price risk.

     As the Northern Border pipeline system rate base is depreciated and amortized, our cash flow from the existing pipeline system will likely decrease. Thus, if we are to increase our earnings and cash flow, we must succeed in implementing our strategy.

OUR STRUCTURE AND MANAGEMENT

     Our general partners and the general partners of the intermediate limited partnership are Northern Plains Natural Gas Company and Pan Border Gas Company, both subsidiaries of Enron, and Northwest Border Pipeline Company, a subsidiary of The Williams Companies, Inc. Our general partners hold an aggregate 2% general partner interest in us. Our general partners or their affiliates also own common units representing an aggregate 14.5% limited partner interest in us. The combined general and limited partner interests of Enron and Williams are 12.4% and 4.1%, respectively. We are managed by or under the direction of our Partnership Policy Committee consisting of three members, each of whom has been appointed by one of our general partners.

     Management of Northern Border Pipeline, our largest holding, is overseen by the Northern Border management committee, which is comprised of three of our representatives (one designated by each of our general partners) and one representative from TC PipeLines, LP., the owner of the remaining 30% general partner interest in Northern Border Pipeline. The general partner of TC PipeLines, LP is TC PipeLines GP, Inc., which is a subsidiary of TransCanada PipeLines Limited. Voting power on the management committee is allocated among our three representatives in proportion to their general partner interests in us. As a result, the 70% voting power of our three representatives on the management committee is allocated as follows: 35% to the representative designated by Northern Plains, 22.75% to the representative designated by Pan Border and 12.25% to the representative designated by Northwest Border. Therefore, Enron controls 57.75% of the voting power of the management committee.

     Northern Plains operates the Northern Border pipeline system pursuant to an operating agreement. Northern Plains employs approximately 190 individuals located at its operating headquarters in Omaha, Nebraska, and at various locations along the pipeline route. Northern Plains' employees are not represented by any labor union and are not covered by any collective bargaining agreements.

                         SUMMARY OF THE EXCHANGE OFFER

     You are entitled to exchange in the exchange offer your outstanding notes for new notes with substantially identical terms. You should read the discussion under the headings "-- Summary of the Terms of the New Notes" beginning on page 10 and "Description of the New Notes" beginning on page 24 for further information regarding the new notes.

     We summarize the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" beginning on page 15 for further information regarding the exchange offer and resale of the new notes.

Securities to be
Exchanged..................  On June 2, 2000 and September 14, 2000, we issued
                             $150.0 million and $100.0 million, respectively, aggregate principal amount of outstanding notes to the initial purchasers in transactions exempt from the registration requirements of the Securities Act. The terms of the new notes and the outstanding notes are substantially the same in all material respects, except that (1) the new notes will be freely transferable by the holders except as otherwise provided in this prospectus; (2) holders of new notes will have no registration rights; and
                             (3) the new notes will contain no provisions for an increase in their stated interest rate.

The Exchange Offer.........  We are offering to exchange up to $250.0 million aggregate principal amount of new notes for up to $250.0 million aggregate principal amount of outstanding notes. Outstanding notes may be exchanged only in integral multiples of $1,000. The new notes will evidence the same debt as the outstanding notes, and the new notes will be governed by the same indenture.

Resale.....................  We believe that the new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

                             - the new notes are being acquired in the ordinary
                               course of your business;

                             - you are not participating, do not intend to
                               participate, and have no arrangement or
                               understanding with any person to participate, in the distribution of the new notes issued to you in the exchange offer; and

                             - you are not an "affiliate" of ours.

                             If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against any such liability.

                             Each broker-dealer that is issued new notes in the exchange offer for its own account in exchange for notes which were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the new notes issued to it in the exchange offer.


Record Date................  We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on October 19, 2000.



Expiration Date............  The exchange offer will expire at 5:00 p.m., New
                             York City time, on November 17, 2000, or such later date and time to which we extend it.


Withdrawal of Tenders......  You may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw, the exchange agent must receive a notice of withdrawal at its address indicated under "The Exchange
                             Offer -- Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any outstanding notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange
  Offer....................  We will not be required to accept outstanding notes for exchange if the exchange offer would violate applicable law or if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered. Please read the section "The Exchange Offer -- Conditions to the Exchange Offer" on page 21 for more information regarding the conditions to the exchange offer.

Procedures for Tendering
  Outstanding Notes........  If your outstanding notes are held through The
                             Depository Trust Company and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. By participating in the exchange offer, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                             - any new notes that you receive will be acquired
                               in the ordinary course of your business;

                             - you have no arrangement or understanding with any
                               person or entity to participate in the
                               distribution of the new notes;

                             - if you are not a broker-dealer, you are not
                               engaged in and do not intend to engage in the distribution of the new notes;

                             - if you are a broker-dealer that will receive new
                               notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

                             - you are not our "affiliate," as defined in Rule
                               405 of the Securities Act, or, if you are our affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

                             We will accept for exchange any and all existing notes which are properly tendered (and not withdrawn) in the exchange offer prior to the expiration date. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer -- Acceptance of Outstanding Notes for Exchange."

Effect of Not Tendering....  Outstanding notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof. We will have no further obligation to provide for the registration of such outstanding notes under the Securities Act.

Special Procedures for
Beneficial Owners..........  If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of such book-entry interests or you own a beneficial interest in outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such book-entry interest or outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

Guaranteed Delivery
Procedures.................  If you wish to tender your outstanding notes and cannot comply, prior to the expiration date, with the applicable procedures under the automated tender offer program of DTC, you must tender your outstanding notes according to the guaranteed delivery procedures described in "The Exchange Offer -- Procedures for Tendering Outstanding
                             Notes -- Guaranteed Delivery" beginning on page 19.

Registration Rights
Agreements.................  We sold the outstanding notes on June 2, 2000 and
                             September 14, 2000 to the initial purchasers in transactions exempt from the registration requirements of the Securities Act. In connection with these sales, we entered into registration rights agreements with the initial purchasers which grant the holders of the outstanding notes exchange and registration rights. This exchange offer satisfies those rights, which terminate upon consummation of the exchange offer. You will not be entitled to any exchange or registration rights with respect to the new notes.

U.S. Federal Income Tax
  Considerations...........  The exchange of outstanding notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read "United States Federal Tax Considerations" on page 38.

Use of Proceeds............  We will not receive any cash proceeds from the issuance of new notes.

Exchange Agent.............  We have appointed Bank One Trust Company, N.A., as the exchange agent for the exchange offer. The mailing address and telephone number of the exchange agent are 1 Bank One Plaza, Mail Code IL1-0126, Chicago, Illinois 60670-0126, phone:
                             (800) 524-9472. See "The Exchange Offer -- Exchange Agent."

                     SUMMARY OF THE TERMS OF THE NEW NOTES

New Notes Offered..........  $250.0 million principal amount of 8 7/8% Senior
                             Notes due 2010, Series A.

Interest Rate..............  8 7/8% per annum.

Interest Payment Dates.....  June 15 and December 15 of each year, beginning
                             December 15, 2000.

Maturity...................  June 15, 2010.

Use of Proceeds............  We will not receive any cash proceeds from the exchange offer.

Ratings....................  We have obtained the following ratings on the notes: Baa1 by Moody's Investors Service, Inc., BBB+ by Standard & Poor's Ratings Services and BBB+ by Duff & Phelps Credit Rating Co. We have obtained these ratings with the understanding that the rating agencies will continue to monitor our credit ratings and will make future adjustments when they feel it is necessary. A rating reflects only the view of a rating agency. It is not a recommendation to buy, sell or hold the notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides the circumstances warrant such a change.

Ranking....................  The new notes will be senior unsecured and unsubordinated obligations and will rank equally with all of our other existing and future senior and unsubordinated indebtedness. All of our operating assets are in our subsidiaries and, therefore, the new notes will be effectively subordinated to all indebtedness of those subsidiaries other than Northern Border Intermediate Limited Partnership.

                             The indenture does not limit the amount of unsecured debt we may incur. The indenture contains restrictions on our ability to incur secured indebtedness unless the same security is also provided for the benefit of holders of the notes.

Guarantee..................  Our subsidiary, Northern Border Intermediate
                             Limited Partnership, will unconditionally guarantee the notes for so long as it has guaranteed any long-term debt. The guarantee will be a senior unsecured obligation of Northern Border Intermediate Limited Partnership and will rank equally with its guarantees under our bank credit facilities and our existing and future unsubordinated debt.

Certain Covenants and
Events of Default..........  We will issue the new notes under an indenture with
                             Bank One Trust Company, N.A., as trustee. The indenture includes material financial covenants, including:

                             - limitation on liens; and
                             - limitation on sale-leaseback transactions.

                             The indenture provides for events of default, including default on other significant indebtedness.

Repurchase of Notes Upon a
  Rating Decline...........  If at any time the new notes cease to be rated
                             "investment grade" (as defined in the indenture) by either Standard & Poor's Rating Service or Moody's Investors Service, and an investment grade rating has not been reinstated within 40 days after such decline, each holder of the new notes will have the right to require us to repurchase the holder's notes. The repurchase price will be payable in cash and will be equal to 100% of the principal amount of notes repurchased plus accrued and unpaid interest due thereon to the date of repurchase.

Optional Redemption........  Upon 30 days' notification to noteholders, we may redeem the new notes. Redemption of the new notes can be in whole, at any time, or in part, from time to time. The redemption price will include a make-whole premium.

Form and Denomination......  The new notes will be represented by one or more global notes. The global notes will be deposited with Bank One Trust Company, N.A., as book-entry depositary, for the benefit of DTC and its participants.

                             Initially, you will not receive new notes in certificated form. However, subject to the provisions of the indenture described under the heading "Description of the New Notes -- Depositary Procedures," you may elect to receive certificated notes.

                             The book-entry depositary will issue to DTC one or more certificateless book-entry interests representing each global note. DTC will operate a system of dealing in the book-entry interests by maintaining records of interests of DTC participants in book-entry interests.

                             The global notes will be shown on, and transfers of such notes will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants.

                             Notes issued or transferred will be in minimum principal amounts of $1,000 and multiples thereof.

Same-day Settlement........  The new notes will trade in DTC's Same-day Funds
                             Settlement System until maturity or redemption. Therefore, secondary market trading activity in the notes will be settled in immediately available funds.

Trustee, Registrar and
Transfer Agent.............  Bank One Trust Company, N.A.

Governing Law..............  The notes and the indenture relating to the notes will be governed by, and construed in accordance with, the laws of the State of New York.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes in exchange for the outstanding notes. We are making this exchange solely to satisfy our obligations under our registration rights agreements. In consideration for issuing the new notes, we will receive outstanding notes in aggregate principal amount equal to the aggregate principal amount of the new notes.

                                 CAPITALIZATION

     The following table sets forth our capitalization on June 30, 2000, and as adjusted to give effect to the September 2000 offering of $100.0 million of the outstanding notes, as if it had occurred on June 30, 2000. You should read our historical financial statements and notes that are incorporated by reference in this prospectus for additional information about our capital structure.

                                                                   JUNE 30, 2000
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Northern Border Pipeline
  Senior notes -- average 8.43% due from 2000 to 2003.......  $  250,000   $  250,000
  Pipeline credit agreement
     Term loan, variable interest rate (7.00% at June 30,
       2000), due 2002......................................     429,000      429,000
  Senior notes -- 7.75%, due 2009...........................     200,000      200,000
  Unamortized proceeds from termination of interest rate
     forward agreements.....................................      11,752       11,752
  Unamortized debt discount.................................        (889)        (889)
Northern Border Partners, L.P.(1)
  Senior notes -- 8.875%, due 2010..........................     150,000      250,000
  Unamortized debt discount.................................        (217)        (217)
Black Mesa
  10.7% Note agreement, due quarterly to 2004...............      15,509       15,509
                                                              ----------   ----------
Total long-term debt........................................   1,055,155    1,155,155
                                                              ----------   ----------
Minority interests in partners' capital.....................     248,601      248,601
Partners' capital
  General partners..........................................      10,239       10,239
  Common unitholders........................................     501,696      501,696
                                                              ----------   ----------
          Total partners' capital...........................     511,935      511,935
                                                              ----------   ----------
          Total capitalization..............................  $1,815,691   $1,915,691
                                                              ==========   ==========

---------------

(1) In June 2000, we entered into two revolving credit facilities with a group of lenders. Each credit facility is in the amount of $75.0 million and is guaranteed by Northern Border Intermediate Limited Partnership. One facility matures in 364 days from its closing and may be extended for additional 364-day periods or converted to a two-year term loan payable at maturity. The other facility terminates three years from its closing and may be extended for two additional one-year periods.

                            SELECTED FINANCIAL DATA
             (IN THOUSANDS, EXCEPT FOR PER UNIT AND OPERATING DATA)

     The summary financial information as of and for the years ended December 31, 1999, 1998, 1997, 1996 and 1995 is derived from our audited financial statements, and the summary financial information as of and for the six months ended June 30, 2000 is derived from our unaudited financial statements. The operating data for all periods presented is derived from our records. You should read our historical financial statements and notes that are incorporated by reference in this prospectus for additional information about our financial results.

                                   SIX MONTHS
                                     ENDED
                                    JUNE 30,                       YEAR ENDED DECEMBER 31,
                                   ----------   --------------------------------------------------------------
                                      2000         1999         1998         1997         1996         1995
                                   ----------   ----------   ----------   ----------   ----------   ----------
INCOME DATA:
  Operating revenues, net........  $  164,053   $  318,963   $  217,592   $  198,574   $  201,943   $  206,497
  Operations and maintenance.....      27,558       53,451       44,770       37,418       28,366       26,730
  Depreciation and
    amortization.................      30,705       54,493       43,536       40,172       46,979       47,081
  Taxes other than income........      15,698       30,952       22,012       22,836       24,390       23,886
  Regulatory credit..............          --           --       (8,878)          --           --           --
                                   ----------   ----------   ----------   ----------   ----------   ----------
  Operating income...............      90,092      180,067      116,152       98,148      102,208      108,800
  Interest expense, net..........      37,940       67,709       30,922       30,860       32,670       35,106
  Other income...................       1,303        4,213       12,859        7,989        2,900          469
  Minority interests in net
    income.......................      17,447       35,568       30,069       22,253       22,153       22,360
                                   ----------   ----------   ----------   ----------   ----------   ----------
  Net income to partners.........  $   36,008   $   81,003   $   68,020   $   53,024   $   50,285   $   51,803
                                   ==========   ==========   ==========   ==========   ==========   ==========
  Net income per unit............  $     1.19   $     2.70   $     2.27   $     1.97   $     1.88   $     1.94
                                   ==========   ==========   ==========   ==========   ==========   ==========
  Number of units used in
    computation..................      29,347       29,347       29,345       26,392       26,200       26,200
                                   ==========   ==========   ==========   ==========   ==========   ==========
CASH FLOW DATA:
  Net cash provided by operating
    activities...................  $   94,758   $  173,368   $  103,849   $  119,621   $  137,534   $  127,078
  Capital expenditures...........       4,094      102,270      652,194      152,658       18,597        8,411
  Distribution per unit..........        1.30         2.44         2.30         2.20         2.20         2.20
BALANCE SHEET DATA
  (AT PERIOD END):
  Property, plant and equipment,
    net..........................  $1,715,649   $1,745,356   $1,730,476   $1,118,364   $  937,859   $  957,587
  Total assets...................   1,891,699    1,863,437    1,825,766    1,266,917    1,016,484    1,041,339
  Long-term debt, including
    current maturities...........   1,055,155    1,031,986      976,832      481,355      377,500      410,000
  Minority interests in partners'
    capital......................     248,601      250,450      253,031      174,424      158,089      166,789
  Partners' capital..............     511,935      515,269      507,426      500,728      410,586      419,117
OPERATING DATA (UNAUDITED):
  NORTHERN BORDER PIPELINE:
    Natural gas delivered
       (millions of cubic
       feet).....................     423,366      834,833      608,187      621,262      630,148      614,617
    Average throughput (millions
       of cubic feet per day)....       2,398        2,353        1,706        1,735        1,755        1,717

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                     SIX MONTHS
                                                       ENDED
                                                      JUNE 30,        YEAR ENDED DECEMBER 31,
                                                     ----------   --------------------------------
                                                        2000      1999   1998   1997   1996   1995
                                                     ----------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges.................     2.4       2.7    3.0    3.2    3.2    3.1

     These computations include us, Northern Border Intermediate Limited Partnership, Northern Border Pipeline Company, and for the period owned, Black Mesa Pipeline, Inc., Black Mesa Holdings, Inc., Black Mesa Pipeline Operations, L.L.C., Black Mesa Technologies, Inc., and Black Mesa Technologies Services L.L.C., on a consolidated basis. For these ratios, "earnings" is the amount resulting from adding the following items:

     - pre-tax income from continuing operations before adjustment for minority interests; and

     - fixed charges, net of capitalized interest.

     The term "fixed charges" means the sum of the following:

     - interest expensed and capitalized, including amortized premiums, discounts and capitalized expenses related to indebtedness; and

     - an estimate of the interest within rental expenses.

                               THE EXCHANGE OFFER

EXCHANGE TERMS

     An aggregate of $250.0 million principal amount of outstanding notes are currently issued and outstanding. The maximum principal amount of new notes that will be issued in exchange for outstanding notes is $250.0 million. The terms of the new notes and the outstanding notes are substantially the same in all material respects, except that the new notes will be freely transferable by the holders, other than as provided in this prospectus.

     The new notes will bear interest at a rate of 8 7/8% per year, payable semiannually on June 15 and December 15 of each year, beginning on December 15, 2000. Holders of new notes will receive interest from June 2, 2000, the date of the original issuance of the outstanding notes, or from the date of the last payment of interest on the outstanding notes, whichever is later. Holders of new notes will not receive any interest on outstanding notes tendered and accepted for exchange. In order to exchange your outstanding notes for transferable new notes in the exchange offer, you will be required to make the following representations:

     - any new notes will be acquired in the ordinary course of your business;

     - you have no arrangement with any person to participate in the distribution of the new notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or if you are our affiliate, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered in the exchange offer, and the exchange agent will deliver the new notes promptly after the expiration date (as defined below) of the exchange offer. We expressly reserve the right to delay acceptance of any of the tendered outstanding notes not already accepted if any conditions set forth below under "-- Conditions to the Exchange Offer" have not been satisfied or waived by us or do not comply, in whole or in part, with any applicable law.

     If you tender your outstanding notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the outstanding notes. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than certain taxes described below under "-- Transfer Taxes."

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS


     The exchange offer will expire at 5:00 p.m., New York City time, on November 17, 2000, the "expiration date," unless extended by us. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date. During any extension of the exchange offer, all outstanding notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.


     To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, to:

     - waive any condition to the exchange offer; and

     - amend any of the terms of the exchange offer.

     Any waiver or amendment to the exchange offer will apply to all outstanding notes tendered, regardless of when or in what order the outstanding notes were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, and we will extend the exchange offer to the extent required by law.

     We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under "-- Conditions to the Exchange Offer" exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all outstanding notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

     In the event that the exchange offer is withdrawn or otherwise not completed, new notes will not be given to holders of outstanding notes who have tendered their outstanding notes.

RESALE OF NEW NOTES

     Based on interpretations of the SEC staff set forth in no action letters issued to third parties, we believe that new notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - you are acquiring new notes in the ordinary course of your business; and

     - you do not intend to participate in the distribution of the new notes.

     If you tender outstanding notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

     - you cannot rely on those interpretations by the SEC staff; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

     Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, a resale or other retransfer of new notes only as specifically set forth in this prospectus. Only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Under our registration rights agreements, we are required to allow such broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this prospectus in connection with the resale of new notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE

     We will accept for exchange outstanding notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, and not withdrawn prior to the later of: (1) the expiration date of the exchange offer; and (2) the satisfaction or waiver of the conditions specified below under "-- Conditions to the Exchange Offer." We will not accept outstanding notes for exchange subsequent to the expiration date of the exchange offer. Tenders of outstanding notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

     We expressly reserve the right, in our sole discretion, to:

     - delay acceptance for exchange of outstanding notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

     - terminate the exchange offer and not accept for exchange any outstanding notes not theretofore accepted for exchange, if any of the conditions set forth below under "-- Conditions to the Exchange Offer" have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, new notes will be issued only after timely receipt by the exchange agent of certificates representing outstanding notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered outstanding notes, or defectively tendered outstanding notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the new notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the new notes and transmitting them to the holders. The exchange agent will deliver the new notes to holders of outstanding notes accepted for exchange after the exchange agent receives the new notes.

     If for any reason, we delay acceptance for exchange of validly tendered outstanding notes or we are unable to accept for exchange validly tendered outstanding notes, then the exchange agent may, nevertheless, on our behalf, retain tendered outstanding notes, without prejudice to our rights described under "-- Expiration Date; Extensions; Termination; Amendments," "-- Withdrawal of Tenders" and "-- Conditions to the Exchange Offer," subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

     If any tendered outstanding notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more outstanding notes than those that are tendered, certificates evidencing outstanding notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "-- Procedures for Tendering Outstanding Notes -- Book-Entry Transfer," such outstanding notes will be credited to the account maintained at such book-entry transfer facility from which such outstanding notes were delivered, unless otherwise required by such holder under "Special Delivery Instructions" in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

     Tendering holders of outstanding notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their outstanding notes other than as described in "-- Transfer Taxes" or in Instruction 6 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender outstanding notes should contact such registered holder promptly and instruct such registered holder to tender outstanding notes on such beneficial owner's behalf.

     Tender of Outstanding Notes Held Through DTC. The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the participant in DTC tendering outstanding notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgement from the participant in DTC tendering outstanding notes that they have received and agree to be bound by the notice of guaranteed delivery.

     Tender of Outstanding Notes Held in Physical Form. For a holder to validly tender outstanding notes held in physical form:

     - the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

     - the exchange agent must receive certificates for tendered outstanding notes at such address, or such outstanding notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender outstanding notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose outstanding notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

LETTERS OF TRANSMITTAL AND OUTSTANDING NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND NOT TO US OR TO ANY BOOK-ENTRY TRANSFER FACILITY.

THE METHOD OF DELIVERY OF OUTSTANDING NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING OUTSTANDING NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OUTSTANDING NOTES WILL BE ACCEPTED.

     Signature Guarantees. Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

     - the letter of transmittal is signed by the registered holder of the outstanding notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those outstanding notes, or if any outstanding notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any outstanding notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant's account at the book-entry transfer facility, and neither the "Special Issuance Instructions" nor the "Special Delivery Instructions" box on the letter of transmittal has been completed, or

     - the outstanding notes are tendered for the account of an eligible institution.

An eligible institution is a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchanges Medallion Program, which is generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States.

     Book-Entry Transfer. The exchange agent will seek to establish a new account or utilize an outstanding account with respect to the outstanding notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the outstanding notes may make book-entry delivery of outstanding notes by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent's account. HOWEVER, ALTHOUGH DELIVERY OF OUTSTANDING NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT A BOOK-ENTRY TRANSFER FACILITY, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of outstanding notes into the exchange agent's account at a book-entry transfer facility is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility's procedures does not constitute delivery to the exchange agent.

     Guaranteed Delivery. If you wish to tender your outstanding notes and:

     - certificates representing your outstanding notes are not lost but are not immediately available;

     - time will not permit your letter of transmittal, certificates representing your outstanding notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

     - the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer,

then, you may tender if both of the following are complied with:

     (1) your tender is made by or through an eligible institution; and

     (2) on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

          (a) set forth your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered;

          (b) state that the tender is being made thereby;

          (c) guarantee that, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the outstanding notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

          (d) the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all outstanding notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

     Other Matters. New notes will be issued in exchange for outstanding notes accepted for exchange only after timely receipt by the exchange agent of:

     - certificates for (or a timely book-entry confirmation with respect to) your outstanding notes, a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message; and

     - any other documents required by the letter of transmittal.

     All questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of outstanding notes will be determined by us, in our sole discretion, the determination of which shall be final and binding. ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OUTSTANDING NOTES WILL NOT BE CONSIDERED VALID. We reserve the absolute right to reject any or all tenders of outstanding notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes.

     Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

     Any defect or irregularity in connection with tenders of outstanding notes must be cured within the time we determine, unless waived by us. Tenders of outstanding notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent nor any other person will be under any duty to give notice of any defects or irregularities in tenders of outstanding notes, or will incur any liability to holders for failure to give any such notice.

     By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - any new notes that you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

     - if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the new notes;

     - if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of those new notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at its address set forth below under "-- Exchange Agent," or

     - you must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the outstanding notes to be withdrawn; and

     - identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes.

     If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under "-- Procedures for Tendering Outstanding Notes" at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     We will not be required to accept for exchange, or exchange any new notes for, any outstanding notes tendered, and we may terminate, extend or amend the exchange offer and may, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of outstanding notes so tendered if, on or prior to the expiration date of the exchange offer, the following shall have occurred:

     - we have determined that the offering and sales under the registration statement, the filing of such registration statement or the maintenance of its effectiveness would require disclosure of or would interfere in any material respect with any material financing, merger, offering or other transaction involving us or would otherwise require disclosure of nonpublic information that could materially and adversely affect us.

     The conditions to the exchange offer are for our sole benefit and may be asserted by us in our sole discretion or may be waived by us, in whole or in part, in our sole discretion, whether or not any other condition of the exchange offer also is waived. We have not made a decision as to what circumstances would lead us to waive any condition, and any waiver would depend on circumstances prevailing at the time of that waiver. Any determination by us concerning the events described in this section shall be final and binding upon all persons.

ALTHOUGH WE HAVE NO PRESENT PLANS OR ARRANGEMENTS TO DO SO, WE RESERVE THE RIGHT TO AMEND, AT ANY TIME, THE TERMS OF THE EXCHANGE OFFER. WE WILL GIVE HOLDERS NOTICE OF ANY AMENDMENTS IF REQUIRED BY APPLICABLE LAW.

TRANSFER TAXES

     We will pay all transfer taxes applicable to the transfer and exchange of outstanding notes pursuant to the exchange offer. If, however:

     - delivery of the new notes and/or certificates for outstanding notes for principal amounts not exchanged, are to be made to any person other than the record holder of the outstanding notes tendered;

     - tendered certificates for outstanding notes are recorded in the name of any person other than the person signing any letter of transmittal; or

     - a transfer tax is imposed for any reason other than the transfer and exchange of outstanding notes to us or our order,

then the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the new notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your outstanding notes for new notes in the exchange offer, you will remain subject to the restrictions on transfer of the outstanding notes:

     - as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - otherwise set forth in the memorandums distributed in connection with the private offerings of the outstanding notes.

     In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, you may offer for resale, resell or otherwise transfer new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (1) you are not our "affiliate" within the meaning of Rule 405 under the Securities Act, (2) you acquired the new notes in the ordinary course of your business and (3) you have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. If you tender outstanding notes in the exchange offer for the purpose of participating in a distribution of the new notes:

     - you cannot rely on the applicable interpretations of the SEC; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

EXCHANGE AGENT

     Bank One Trust Company, NA has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for outstanding notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

                           Bank One Trust Company, NA
                                1 Bank One Plaza
                               Mail Code IL1-0126
                          Chicago, Illinois 60670-0126

                          DESCRIPTION OF THE NEW NOTES

     We will issue the new notes under an indenture dated as of June 2, 2000, as amended by a supplemental indenture dated September 14, 2000, between us and Bank One Trust Company, N.A., as trustee. The outstanding notes were also issued under the indenture. The terms of the outstanding notes are identical in all material respects to the terms of the new notes, except that the outstanding notes contain terms with respect to transfer restrictions (and therefore are not freely tradeable).

     The terms of the notes include those set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939. The following description is a summary of the material provisions of the notes and the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available at the offices of the trustee.

THE NOTES

     The notes:

     - are general unsecured obligations;

     - are unconditionally guaranteed by our subsidiary, Northern Border Intermediate Limited Partnership, for so long as that subsidiary has incurred or guaranteed any long-term debt;

     - rank equally with all of our other existing and future senior and unsubordinated debt;

     - rank junior to any of our secured debt to the extent of the security for that debt;

     - rank senior to all of our future subordinated debt; and

     - are non-recourse to our general partners. See "-- Non-Recourse; No Personal Liability."

     Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes as described under "-- Discharge and Defeasance."

PRINCIPAL, MATURITY AND INTEREST

     The notes will mature on June 15, 2010. The notes are currently limited to $250.0 million aggregate principal amount. We may issue additional notes of this series from time to time, without the consent of the holders of the notes, in compliance with the covenants of the indenture.

     Interest on the notes will:

     - accrue from June 2, 2000 at the rate of 8 7/8% per year;

     - be payable semiannually on each June 15 and December 15, commencing December 15, 2000;

     - be payable to the person in whose name the notes are registered at the close of business on the relevant June 1 and December 1 preceding the applicable interest payment date;

     - be computed on the basis of a 360-day year comprised of twelve 30-day months; and

     - be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date.

DENOMINATIONS

     The notes will be issued in registered form in denominations of $1,000 each or integral multiples thereof.

OPTIONAL REDEMPTION

     The notes will be redeemable, in whole or in part, at our option exercisable at any time or from time to time upon not less than 30 and not more than 60 days' notice as provided in the indenture, on any date prior to their maturity at a redemption price equal to:

     - the principal amount of such notes; plus

     - accrued and unpaid interest thereon, if any, to the redemption date, plus

     - a make-whole premium described below, if any.

The redemption price will never be less than 100% of the principal amount of the relevant notes plus accrued and unpaid interest thereon, if any, to the redemption date.

     The amount of the make-whole premium with respect to any note to be redeemed will be equal to the excess, if any, of:

          (1) the sum of the present values, calculated as of the redemption date, of:

           - each interest payment that, but for such redemption, would have been payable on the note or portion thereof being redeemed on each interest payment date occurring after the redemption date (excluding any accrued interest for the period prior to the redemption date); and

           - the principal amount that, but for such redemption, would have been payable at the final maturity of the note being redeemed; over

          (2) the principal amount of the note being redeemed.

     The present values of interest and principal payments referred to in clause
(1) above will be determined in accordance with generally accepted principles of financial analysis. These present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the redemption date at a discount rate equal to the comparable treasury yield (as defined below) plus 35 basis points. The make-whole premium will be calculated by an independent investment banking institution of national standing appointed by us. If we fail to appoint an independent investment banker at least 45 days prior to the redemption date, or if the independent investment banker we appoint is unwilling or unable to make the calculation, the calculation will be made by Banc of America Securities LLC. If Banc of America Securities LLC is unwilling or unable to make the calculation, we will appoint an independent investment banking institution of national standing to make the calculation.

     For purposes of determining the make-whole premium, comparable treasury yield means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Securities that have a constant maturity that corresponds to the remaining term to maturity of the notes, calculated to the nearest 1/12th of a year. The comparable treasury yield will be determined as of the third business day immediately preceding the applicable redemption date.

     The weekly average yields of United States Treasury Securities will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release. If the H.15 statistical release sets forth a weekly average yield for United States Treasury Securities having a constant maturity that is the same as the remaining term calculated as set forth above, then the comparable treasury yield will be equal to such weekly average yield. In all other cases, the comparable treasury yield will be calculated by interpolation on a straight-line basis, between the weekly average yields on the United States Treasury Securities that have a constant maturity closest to and greater than the remaining term and the United States Treasury Securities that have a constant maturity closest to and less than the remaining term (in each case as set forth in the H.15 statistical release or any successor release). Any weekly average yields calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States Treasury Securities are not available in the H.15 statistical release or otherwise, then the comparable treasury yield will be calculated by interpolation of comparable rates selected by an independent investment banker selected in the manner described in the second preceding paragraph.

     In the case of any partial redemption, selection of the notes for redemption will be made by the trustee on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate. Notes will only be redeemed in multiples of $1,000 in original principal amount. If any note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount to be redeemed. A replacement note in principal amount equal to the unredeemed portion of the original note will be issued upon the cancellation of the original note.

SINKING FUND

     We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

METHOD OF PAYMENT

     The note requires that payment in respect of the global notes be made by wire transfer of immediately available funds to the accounts specified by the holders of the notes. If no such account is specified, we may choose to make payment at the office of the trustee or by mailing a check to the holder's registered address.

REPURCHASE OF NOTES UPON A RATING DECLINE

     If a Rating Decline (as defined below under "-- Definitions") occurs and an Investment Grade (as defined below under "-- Definitions") rating has not been reinstated within 40 days after such occurrence, each holder of the notes shall have the right to require us to repurchase the holder's notes. The repurchase price shall be payable in cash and shall be equal to 100% of the principal amount of notes repurchased plus accrued and unpaid interest thereon, if any, to the date of repurchase.

     Within 10 days following any Rating Decline, we will mail an initial notice to each holder with a copy to the trustee stating that a Rating Decline has occurred and a repurchase of the notes by us may be required. If within 30 days following such initial notice, the Rating Agency or Agencies (as defined below under "-- Definitions") which downgraded the notes shall have failed to reinstate an Investment Grade rating to the notes, then we will, on the 40th day following such Rating Decline, mail a subsequent notice to each holder with a copy to the trustee stating:

          (1) that an Investment Grade rating of the notes has not been reinstated and that such holder has the right to require us to repurchase such holder's notes at a repurchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase;

          (2) the repurchase date, which shall be a business day and be not earlier than 30 days or later than 60 days from the date the initial notice is mailed;

          (3) that interest on any note not tendered will continue to accrue;

          (4) that interest on any note accepted for payment in a repurchase shall cease to accrue after the repurchase date;

          (5) that holders electing to have a note purchased will be required to surrender the note (if the notes are not in book-entry form), with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the repurchase date;

          (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day, or such shorter periods as may be required by applicable law, preceding the repurchase date, a telegram, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes the holder delivered for purchase, and a statement that such holder is withdrawing his election to have such notes purchased; and

          (7) that holders which elect to have their notes purchased only in part will be issued replacement notes (if the notes are not in book-entry form) in a principal amount equal to the unpurchased portion of the notes surrendered.

     On the repurchase date, we will:

          (1) accept for payment notes or portions thereof tendered pursuant to the Rating Decline,

          (2) deposit with the trustee money sufficient to pay the purchase price of all notes or portions thereof so tendered, and

          (3) for notes not in book-entry form, deliver or cause to be delivered to the trustee notes so accepted together with an officers' certificate identifying the notes or portions thereof tendered to us.

     The trustee shall promptly mail to the holders of the notes so accepted payment in an amount equal to the purchase price plus accrued and unpaid interest thereon, and promptly authenticate and mail to such holders a replacement note (if the notes are not in book-entry form) in a principal amount equal to any unpurchased portion of the notes surrendered. We will publicly announce the results of any repurchases of notes upon a Rating Decline on or as soon as practicable after the repurchase date.

     We will comply with all applicable tender offer rules, including without limitation Rule 14e-1 under the Exchange Act, in connection with any repurchases of notes upon a Rating Decline.

CERTAIN COVENANTS

     The indenture does not limit the amount of indebtedness or other obligations that we may incur and does not contain provisions that give you the right to require us to repurchase your notes upon a change of control. The indenture contains the following material financial covenants:

     Limitation on Liens. We will not, and will not permit any of our Subsidiaries (as defined below under "-- Definitions") to, issue, create, assume or guarantee any indebtedness for borrowed money secured by a lien upon any of our Property (as defined below under "-- Definitions") or the Property of any Subsidiary or upon any shares of stock or indebtedness of any Subsidiary that owns or leases any Property (whether such Property, shares of stock or indebtedness is now existing or owned or subsequently created or acquired) without effectively providing that the notes will be secured equally and ratably with or prior to such secured debt until such time as such debt is no longer secured by a lien.

     The foregoing restriction does not require us to secure the notes if the liens consist of either Permitted Liens (as defined below under "-- Definitions") or if the indebtedness secured by these liens is Exempted Indebtedness (as defined below under "-- Definitions").

     Limitation on Sale-Leaseback Transactions. We will not, and will not permit any of our Subsidiaries to, enter into any Sale-Leaseback Transaction (as defined below under "-- Definitions") with respect to any Property unless:

     - we or our Subsidiary, as the case may be, would be entitled, pursuant to the provisions of the indenture, to incur indebtedness secured by a lien on the Property involved in such transaction at least equal in amount to the Attributable Indebtedness (as defined below under "-- Definitions") with respect to that Sale-Leaseback Transaction without equally and ratably securing the notes pursuant to the covenant described above in "-- Limitation on Liens;"

     - within 12 months after the effective date of such transaction, we, or our Subsidiary, as the case may be, apply an amount equal to not less than the Attributable Indebtedness of such Sale-Leaseback Transaction either
       (1) to the voluntary defeasance or the repayment, redemption or retirement of the notes or other indebtedness for borrowed money of ours or any of our Subsidiaries that matures more than one year after the creation of such indebtedness or (2) to the acquisition, construction, development or improvement of any Property used or useful or (3) any combination of applications referred to in (1) and (2) above.

     Exempted Indebtedness. Notwithstanding the foregoing limitations on liens and Sale-Leaseback Transactions, we and our Subsidiaries may issue, incur, create, assume, or guarantee indebtedness secured by a lien (other than a Permitted Lien) without securing the notes, or may enter into Sale-Leaseback Transactions without complying with the preceding paragraph, or enter into a combination of such transactions, if the sum of the aggregate principal amount of all such indebtedness and the Attributable Indebtedness of all such Sale-Leaseback Transactions then in existence, in each case not otherwise permitted in the preceding three paragraphs, does not at the time incurred exceed 10% of our Consolidated Net Tangible Assets (as defined below under "-- Definitions").

     Payments for Consent. We will not, and will not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration whether by way of fee, interest or otherwise to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     Reports. So long as any notes are outstanding, and pursuant to Section 314(a) of the Trust Indenture Act, we will:

          (1) for as long as we are required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after we are required to file with the SEC copies of the annual report and of the information, documents and other reports which we may be required to file with the SEC pursuant to the Exchange Act; or

          (2) if we are not required to file information with the SEC pursuant to the Exchange Act, file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, any supplementary and periodic information, documents and reports which may be required pursuant to the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed in such rules and regulations.

MERGER, AMALGAMATION, CONSOLIDATION AND SALE OF ASSETS

     We and Northern Border Intermediate Limited Partnership will not merge, amalgamate or consolidate with or into any other entity or sell, convey, lease, transfer or otherwise dispose of all or substantially all of our property or assets to any person, whether in a single transaction or series of related transactions, except pursuant to Article XVI of our partnership agreement, and unless:

     - either we or Northern Border Intermediate Limited Partnership, as the case may be, is the surviving entity, or the surviving entity:

      - is an entity organized under the laws of the United States, a state thereof or the District of Columbia, or Canada or a province thereof; and

      - expressly assumes by supplemental indenture satisfactory to the trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the notes, and the due and punctual performance or observance of all the other covenants and conditions of the indenture to be performed or observed by us;

     - immediately before and immediately after giving effect to the transaction or series of transactions, no default or event of default has occurred and is continuing; and

     - we have delivered to the trustee an officer's certificate and opinion of counsel, each stating that the merger, amalgamation, consolidation, sale, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required, the supplemental indenture, comply with the conditions set forth above and all other conditions precedent to the transaction have been complied with.

     Notwithstanding the foregoing, any successor (including pursuant to Article XVI of our partnership agreement) must comply with the terms of the indenture, including the requirement that the successor execute and deliver a supplemental indenture.

EVENTS OF DEFAULT

     "Event of default" when used in the indenture, means any of the following:

     - failure to pay the principal of or any premium on any note when due;

     - failure to pay interest on any note for 30 days;

     - failure to perform any other term, covenant or warranty in the indenture that continues for 90 days after being given written notice;

     - default by us or any of our Subsidiaries in the payment at the final maturity, after the expiration of any applicable grace period, of principal of, premium, if any, or interest on indebtedness for money borrowed in the principal amount then outstanding of $25.0 million or more, or acceleration of any indebtedness of $25.0 million or more so that it becomes due and payable prior to its maturity date and such acceleration is not rescinded within 60 days after notice to us in accordance with the indenture;

     - certain events of bankruptcy, insolvency or reorganization.

     The trustee may withhold notice to the holders of notes of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

     If an event of default occurs and continues, other than certain events of bankruptcy, insolvency, or reorganization, the trustee or the holders of at least 25% in aggregate principal amount of the notes may declare the entire principal of all the outstanding notes to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the notes can void the declaration. If an event of default relating to certain events of bankruptcy, insolvency, or reorganization occurs, the notes are due and payable immediately.

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer to the trustee indemnity satisfactory to the trustee. If they provide this indemnification, the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee.

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

DEFINITIONS

     As used in the foregoing description of certain covenants by which we are bound pursuant to the indenture, the following terms have the following meanings:

     "Attributable Indebtedness" means with respect to a Sale-Leaseback Transaction, at the time of determination, the lesser of:

     - the fair market value (as determined in good faith by our Partnership Policy Committee) of such assets;

     - the present value of the total net amount of rent required to be paid under the lease involved in such Sale-Leaseback Transaction during the remaining term thereof (including any renewal term exercisable at the lessee's option or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes compounded semiannually; or

     - if the obligation with respect to the Sale-Leaseback Transaction constitutes an obligation that is required to be classified and accounted for as a capital lease obligation (as defined in the indenture) for financial reporting purposes in accordance with generally accepted accounting principles, the amount equal to the capitalized amount of such obligation determined in accordance with generally accepted accounting principles and included in the financial statements of the lessee.

For purposes of the foregoing definition, rent will not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

     "Consolidated Net Tangible Assets" means, at any date of determination, the aggregate amount of total assets included on the most recent quarterly or annual balance sheet of us and our consolidated subsidiaries prepared in accordance with generally accepted accounting principles less applicable reserves reflected in such balance sheet, after deducting the following amounts:

     - all current liabilities reflected in such balance sheet; and

     - all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles reflected in such balance sheet.

     "Investment Grade" means BBB- or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P), Baa3 or above, in the case of Moody's (or its equivalent under any successor Rating Categories of Moody's), and the equivalent in respect of the Rating Categories of any Rating Agencies substituted for S&P or Moody's.

     "Moody's" means Moody's Investors Services, Inc. and its successors.

     "Permitted Liens" include:

     - liens existing at or provided for under the terms of agreements existing on the date of the initial issuance of the notes;

     - liens on property, shares of stock, indebtedness or other assets of any person (which is not a subsidiary) existing at the time such person is merged into or consolidated with or into us or any of our Subsidiaries, provided that such liens are not incurred in anticipation of such person becoming a Subsidiary, or liens existing at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to us or any of our Subsidiaries;

     - liens on property, shares of stock, indebtedness for borrowed money or other assets existing at the time of acquisition thereof by us or any of our Subsidiaries, or liens thereon to secure the payment of all or any part of the purchase price thereof;

     - liens on property, shares of stock, indebtedness for borrowed money or other assets to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 24 months after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of development or improvements or the commencement of commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such development or improvements;

     - liens to secure indebtedness owing to us or our Subsidiaries;

     - liens on property to secure all or part of the cost of acquiring, constructing, altering, improving, developing or repairing any property or asset, or improvements used in connection with that property or liens incurred by us or any of our Subsidiaries to provide funds for any such activities;

     - liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, developing or improving the property subject to such liens;

     - liens on any property to secure bonds for the construction, installation or financing of pollution control or abatement facilities, or other forms of industrial revenue bond financing, or indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality thereof;

     - liens contemplated by Section 7.07 of the indenture;

     - liens deemed to exist by reason of negative pledges in respect of indebtedness; and

     - liens to secure any refinancing, refunding, extension, renewal or replacement of any lien referred to in the bullet points above; provided, however, that any liens permitted by the terms set forth under any of such bullet points shall not extend to or cover any property of ours or of any of our Subsidiaries, as the case may be, other than the property specified in such clauses and improvements thereto or proceeds therefrom.

     "Property" means any right or interest of ours or any of our Subsidiaries in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

     "Rating Agencies" means (a) S&P and Moody's or (b) if S&P or Moody's or both of them are not making ratings of the notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by us, which will be substituted for S&P or Moody's or both, as the case may be.

     "Rating Categories" means:

          (a) with respect to S&P, any of the following categories (any of which may include a "+" or "-"): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories);

          (b) with respect to Moody's, any of the following categories (any of which may include a "1," "2" or "3"): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

          (c) the equivalent of any such categories of S&P or Moody's used by another Rating Agency, if applicable.

     "Rating Decline" means the assignment by any Rating Agency of a rating to the notes that is below Investment Grade.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

     "Sale-Leaseback Transaction" means any arrangement with any person providing for the leasing by us or any of our Subsidiaries of any Property, which Property has been or is to be sold or transferred by us or such Subsidiary to such person, other than:

     - any such transaction involving a lease for a term of not more than two years;

     - any such transaction between us and any of our Subsidiaries or between any of our Subsidiaries; or

     - any such transaction executed by the time of or within one year after the latest of the acquisition, the completion of construction, development or improvement or the commencement of commercial operation of assets subject to such leasing transaction.

     "Subsidiary" of any person means:

     - any person of which more than 50% of the total voting power of the shares of capital stock (without regard to any contingency to vote in the election of directors, managers, trustees, or equivalent persons), at the time of such determination, is owned or controlled, directly or indirectly, by any person or one or more of the Subsidiaries of that person or a combination thereof;

     - in the case of a partnership, any person of which more than 50% of the partners' capital interests (considering all partners' capital interests as a single class), at the time of such determination, is owned or controlled, directly or indirectly, by any person or one or more of the Subsidiaries of that person; or

     - any other person in which such person or one or more of the Subsidiaries of that person or a combination thereof has the power to control by contract or otherwise the board of directors, managers, trustees or equivalent governing body or otherwise controls such entity.

GUARANTEE

     Northern Border Intermediate Limited Partnership will unconditionally guarantee the payment of the notes on a senior unsecured basis. Northern Border Intermediate Limited Partnership waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any of our subsidiaries as a result of Northern Border Intermediate Limited Partnership's payment under its guarantee.

     Notwithstanding the previous paragraph, Northern Border Intermediate Limited Partnership will be released and discharged from its obligations under the indenture, and its guarantee will no longer be in effect, in the event it is no longer a guarantor of any Funded Debt (as defined below) other than the notes, so long as no default or event of default under the indenture has occurred or is continuing. In such event, Northern Border Intermediate Limited Partnership will give the trustee notice and we will execute and deliver a supplemental indenture. If at any time after the issuance of the notes, including following any release of Northern Border Intermediate Limited Partnership from its guarantee under the indenture, Northern Border Intermediate Limited Partnership incurs, creates, assumes or guarantees any Funded Debt, we will cause Northern Border Intermediate Limited Partnership to guarantee the notes in accordance with the indenture by simultaneously executing and delivering a supplemental indenture.

     Northern Border Intermediate Limited Partnership's guarantee will be a senior unsecured obligation of Northern Border Intermediate Limited Partnership and will rank equally with its guarantee of our bank credit facilities and existing and future Debt (as defined below) that is not expressly subordinated. Northern Border Intermediate Limited Partnership is a holding company with its ownership of a 70% general partner interest in Northern Border Pipeline as its most significant asset. Northern Border

Intermediate Limited Partnership's guarantee will be effectively subordinated to all indebtedness of Northern Border Pipeline and our other operating subsidiaries.

     As used in the foregoing description of Northern Border Intermediate Limited Partnership's guarantee, the terms "Debt" and "Funded Debt" have the following meanings:

     "Debt" means any obligation incurred, created or assumed by any person for the repayment of money borrowed, any purchase money obligation incurred, created or assumed by such person and any guarantee of any of the foregoing.

     "Funded Debt" means all Debt maturing one year or more from the date of the incurrence, creation, assumption or guarantee thereof, all Debt directly or indirectly renewable or extendable, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the incurrence, creation, assumption or guarantee thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

NON-RECOURSE; NO PERSONAL LIABILITY

     None of our Partnership Policy Committee members, Audit Committee members, or our general partners or our general partners' directors, officers, employees, incorporators or stockholders, if any, shall have any liability for any of our obligations under the notes, Northern Border Intermediate Limited Partnership's guarantee, the indenture or any supplemental indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such waivers of liabilities under federal securities laws are against public policy.

DISCHARGE AND DEFEASANCE

     We will be discharged from our obligations on the notes at any time if we deposit with the trustee sufficient cash or non-callable government securities to pay the principal, interest, any premium, and any other sums due to the stated maturity date or a redemption date of the notes. If this happens, the holders of the notes will not be entitled to the benefits of the indenture except for registration of, transfer and exchange of notes and replacement of lost, stolen or mutilated notes. In addition, we will be released from our obligations to comply with the covenant in the indenture to provide reports and from restrictions in the indenture on our ability to merge, consolidate or sell all or substantially all of our assets, and the limitations in the indenture on liens and sale-leaseback transactions if we irrevocably deposit with the trustee, in trust, cash or government securities to pay the principal, interest, premium, if any, and any other sums due to the stated maturity date or applicable redemption date of the notes and we comply with certain other conditions. If this happens, our failure to comply with the covenants described in the preceding sentence will not constitute a default or event of default in respect of the notes.

     Under federal income tax law, a discharge described in the preceding paragraph may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the notes and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors should seek tax advice to determine their particular consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

     In addition, we may terminate our obligations under the notes, other than our obligation to pay the principal of, premium, if any, and accrued and unpaid interest on such notes and certain other obligations, provided that we either:

          (1) deliver all outstanding notes (other than notes for which payment amounts have been deposited with the trustee as described in the second preceding paragraph) to the trustee for cancellation; or

          (2) all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption within one year and, in the case of this clause (2), we have deposited with the trustee in trust an amount of money sufficient to pay and discharge the entire indebtedness of such notes, including interest to the stated maturity or applicable redemption date.

TRANSFER AND EXCHANGE

     The notes will be issued in registered form and may be transferred or exchanged only in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note will be treated as the owner of it for all purposes.

CONCERNING THE TRUSTEE

     Bank One Trust Company, N.A. serves as trustee under the indenture. We have appointed the trustee to serve as the paying agent and registrar for the notes. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict or resign. We currently, and certain of our affiliates may, have banking relationships with the trustee.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

     Generally, the notes will be issued in the form of global notes registered in the name of DTC or its nominee.

     Outstanding notes issued in certificated form may be exchanged in the exchange offer for new notes in certificated form.

     Payment of the principal of and interest on certificated notes is subject to the indenture and will be made at the corporate trust office of the trustee or such other office or agency as may be designated by it for such purpose in New York City. Payment of interest on certificated notes will be made to the person in whose name such note is registered at the close of business on the applicable record date. All other terms of the certificated notes are governed by the indenture.

     Except as described below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under "-- Depositary Procedures -- Exchange of Book-Entry Notes for Certificated Notes."

     Initially, the trustee will act as paying agent and registrar for the notes.

DEPOSITARY PROCEDURES

     The depository will act as securities depositary for the notes in book-entry form. The following information about the depositary is based on information furnished by the depositary.

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of participants, eliminating the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, securities brokers and dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

     DTC has also advised us that pursuant to procedures established by it, (a) upon deposit of the global notes, DTC will credit the accounts of the designated participants with portions of the principal amount of global notes and (b) ownership of such interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to participants) or by participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interest. For certain other restrictions on the transferability of the notes, see "-- Exchange of Book-Entry Notes for Certificated Notes."

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Under the terms of the indenture, the trustee and we will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Payments in respect of the principal and premium, if any, and interest on a global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Consequently, none of us, the trustee nor any of our agents or the trustee's agents has or will have any responsibility or liability for (a) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes or
(b) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC has advised us that its current practices for payments of principal, interest, and the like with respect to securities such as the notes is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the global notes as shown on the records of DTC. Payments by participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee or us. Neither the trustee nor we will be liable for any delay by DTC or its participants in identifying the beneficial owners of the notes, and the trustee and we may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

     The global notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between indirect participants who hold an interest through a participant will be effected in accordance with the procedures of such participant but generally will settle in immediately available funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes to which such participant or participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange global notes (without the direction of one or more of its participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its participants.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the notes among participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the trustee nor we shall have any responsibility for the performance by DTC or its participants and indirect participants of their respective obligations under the rules and procedures governing any of their operations.

     Exchange of Book-Entry Notes for Certificated Notes. A global note is exchangeable for definitive notes in registered certificated form if (1) DTC (A) notifies us that it is unwilling or unable to continue as depository for the global note and we thereupon fail to appoint a successor depository or (B) has ceased to be a clearing agency registered under the Exchange Act, (2) we, at our option, notify the trustee in writing that we elect to cause issuance of the notes in certificated form or (3) there shall have occurred and be continuing a Default or Event of Default. In addition, beneficial interests in a global note held by any participant or indirect participant may be exchanged for certificated notes upon request to DTC by such participant (for itself and on behalf of an indirect participant) but only upon at least 20 days' prior written notice given to the trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated notes delivered in exchange for any global note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) unless we determine otherwise in compliance with applicable law.

     Neither the trustee nor we will be liable for any delay by the holder of the global note or DTC in identifying the beneficial owners of notes, and the trustee and we may conclusively rely on, and will be protected in relying on, instructions from the holder of the global note or DTC for all purposes.

     Certificated Notes. Subject to certain conditions, any person having a beneficial interest in the global note may, upon request to the trustee, exchange such beneficial interest for notes in the form of certificated notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (a) we notify the trustee in writing that DTC is no longer willing or able to act as a depository and we are unable to locate a qualified successor within 90 days or (b) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in the form of certificated notes under the indenture or (c) DTC will not continue to hold the book-entry interests related to the global notes or is no longer a clearing agency registered under the Exchange Act and we do not replace DTC within 120 days, then, upon surrender by the global note holder of its global note, notes in such form will be issued to each person that the global note holder and DTC identify as being the beneficial owner of the related notes.

     Neither the trustee nor we will be liable for any delay by the global note holder or DTC in identifying the beneficial owners of notes and the trustee and we may conclusively rely on, and will be protected in relying on, instructions from the global note holder or DTC for all purposes.

     Same-day Settlement and Payment. The indenture will require that payments in respect of the notes represented by the global note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to certificated notes, we will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. We expect that secondary trading in the certificated notes will also be settled in immediately available funds.

MEETINGS

     The indenture contains provisions describing how meetings of the holders of notes may be convened. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding notes. A notice of the meeting must always be given in the manner described under "-- Notices" below. Generally speaking, any resolution presented at a meeting of the holders of a series of notes may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding notes, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of the notes. In that case, the holders of outstanding notes of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of holders of notes in accordance with the indenture will be binding on all holders of notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be an aggregate principal amount sufficient to take action upon the matter for which the meeting was called.

GOVERNING LAW

     The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

NOTICES

     Notices to holders of notes will be given by mail to the addresses of such holders as they appear in the security register.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes and represents the opinion of our counsel, Vinson & Elkins L.L.P., as to these matters. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who purchase the notes from us and who hold the notes as capital assets under Section 1221 of the Internal Revenue Code of 1986, as amended. The discussion does not address specific tax consequences that may be relevant to particular persons including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment. In addition, this discussion does not address U.S. federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon current U.S. federal income tax laws, regulations, rulings and judicial decisions, all of which are subject to change, possibly with retroactive effect. In our counsel's opinion, the notes qualify as indebtedness for federal income tax purposes, and the following discussion assumes that this treatment is correct.

     For purposes of this discussion, you are a "U.S. Holder" if you are a beneficial owner of a note and are a U.S. citizen or resident, a corporation, partnership or other entity created or organized in or under the laws of the U.S. or of any political subdivision thereof, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or specific electing trusts in existence as of August 28, 1996. You are a "Non-U.S. Holder" if you are a holder of a note who is not a U.S. Holder.

PARTICIPANTS IN THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

TAX CONSEQUENCES TO U.S. HOLDERS

     Taxation of Interest. If you are a U.S. Holder, interest on your notes generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with your regular method of accounting for federal income tax purposes. The notes are not expected to be issued with "original issue discount" for U.S. federal income tax purposes.

     Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of the notes, you will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange or retirement (less any portion allocable to accrued and unpaid interest) and your adjusted tax basis in the notes. Your adjusted tax basis in the notes generally will be your cost for the notes, less any principal payments you receive.

     The gain or loss you recognize on the sale, exchange or retirement of the notes will be capital gain or loss. The gain or loss will be long-term capital gain or loss if you have held the notes for more than twelve months. Long-term capital gain is subject to a maximum federal tax rate of 20% for U.S. Holders other than corporations. The deductibility of capital losses by U.S. Holders is subject to limitation.

     To the extent that the amount realized represents accrued but unpaid interest, that amount must be taken into account as interest income, if it was not previously included in your income. Please read "-- Taxation of Interest" above.

     Exchange Offer. The exchange offer should not produce, for U.S. federal income tax purposes, recognizable gain or loss to either us or a U.S. Holder of a new note because the new notes will be identical in all material expects to the outstanding notes, except that the new notes will be registered and, therefore, not subject to transfer restrictions. A U.S. Holder will have an initial adjusted tax basis and holding period in the new note equal to its adjusted tax basis and holding period in the outstanding note.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     Taxation of Interest. If you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income or withholding tax on interest paid on the notes so long as that interest is not effectively connected with your conduct of a trade or business within the U.S., and you:

     - do not actually or constructively own 10% or more of the total combined voting power of our capital or profits interests;

     - are not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code; and

     - are not a bank receiving the interest pursuant to a loan agreement in the ordinary course of your trade or business.

     In addition, for the exemption from withholding taxes to apply, a Non-U.S. Holder must provide us with a properly completed and executed Form W-8 BEN, or other applicable form, as provided for in the Treasury Regulations, certifying that the beneficial owner of the note is a foreign person. If these conditions are not satisfied, then interest paid on the notes will be subject to U.S. federal income and withholding tax at a rate of 30% unless that rate is reduced or eliminated pursuant to an applicable tax treaty.

     Sale, Exchange or Retirement of the Notes. Any capital gain you recognize on the sale, exchange, retirement or other taxable disposition of a note will be exempt from U.S. federal income and withholding tax, provided that:

     - the gain is not effectively connected with your conduct of a trade or business within the U.S.; and

     - if you are an individual, you are not present in the U.S. for 183 days or more during the taxable year.

     Effectively Connected Income. If the interest, gain or other income you recognize on a note is effectively connected with your conduct of a trade or business within the U.S., you will be exempt from the withholding tax previously discussed if you provide us with a properly completed and executed Form W-8 ECI, but generally will be subject to U.S. federal income tax on the interest, gain or other income at regular federal income tax rates. In addition to regular U.S. federal income tax, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits, as adjusted for certain items, unless you qualify for a lower rate under an applicable tax treaty.

     Federal Estate Taxes. A note held by an individual who at the time of death is not a citizen or resident of the U.S. will not be subject to U.S. federal estate tax as a result of such individual's death, provided that the individual does not actually or constructively own 10% or more of our capital or profits interests and that the interest accrued on the notes was not effectively connected with that holder's conduct of a trade or business within the U.S.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We will, where required, report to you and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, with respect to those payments. A noncorporate U.S. Holder may be subject to information reporting and to backup withholding at a rate of 31% with respect to payments of interest made on a note, or proceeds of the disposition of a note before maturity, unless the U.S. Holder provides a correct taxpayer identification number or proof of an applicable exemption and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

     In the case of payments of interest to Non-U.S. Holders, current Treasury Regulations provide that the 31% backup withholding tax and certain information reporting requirements will not apply to payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established, provided that neither we nor our payment agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied.

     Under current Treasury Regulations, information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-U.S. Holder on the disposition of the notes by or through a U.S. office of a U.S. or foreign broker, unless the Non-U.S. Holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to payment of the proceeds of a disposition of the notes by or through a foreign office of a U.S. broker or foreign brokers with certain types of relationships to the U.S. unless the broker has documentary evidence in its file that the holder of the notes is not a U.S. person and the broker has no actual knowledge to the contrary, or the holder establishes an exemption. Neither information reporting nor backup withholding generally will apply to payment of the proceeds of a disposition of the notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder's U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

     New Treasury Regulations effective January 1, 2001, have been issued with respect to the certification requirements described above. You should consult your own tax advisor as to how these new regulations may affect you.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the outstanding notes if:

     - you acquire the new notes in the ordinary course of your business; and

     - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.

     Broker-dealers receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the new notes.

     We believe that you may not transfer new notes issued under the exchange offer in exchange for the outstanding notes if you are:

     - our "affiliates" within the meaning of Rule 405 under the Securities Act;

     - a broker-dealer that acquired outstanding notes directly from us; or

     - a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act.

     To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. In the registration rights agreements, we have agreed to permit participating broker-dealers to use this prospectus in connection with the resale of new notes.

     If you wish to exchange your outstanding notes for new notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer -- Exchange Terms" and "-- Procedures for Tendering Outstanding Notes -- Other Matters" in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for outstanding notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes. See "The Exchange Offer-Resale of New Notes."

     We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers who receive new notes for their own account in the exchange offer may sell them from time to time in one or more transactions in the over-the-counter market:

     - in negotiated transactions;

     - through the writing of options on the new notes or a combination of such methods of resale;

     - at market prices prevailing at the time of resale; and

     - at prices related to such prevailing market prices or negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers. We will indemnify holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as provided in the registration rights agreements.

                                 LEGAL MATTERS

     Vinson & Elkins L.L.P. will pass upon certain legal matters with respect to the notes.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements of Northern Border Partners, L.P. as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The registration statement of which this prospectus forms a part and these reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits.

     The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us. The reports, proxy and information statements and other information about us can be downloaded from the SEC's website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the exchange offer is completed:


     - our annual report on Form 10-K for the year ended December 31, 1999,



     - our quarterly reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, and



     - our current report on Form 8-K dated October 3, 2000.


You may request a copy of these filings, at no cost, by writing or calling us at the following address:

        Investor Relations
        Northern Border Partners, L.P.
        1111 South 103rd Street
        Omaha, Nebraska 68124
        Telephone: (877) 208-7318

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information in this document is current as of any date other than the date on the front page of this prospectus.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Partnership Agreement contains the following provisions relating to indemnification of officers, general partners and Partnership Policy Committee members:

  6.8  Indemnification.

     (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, each General Partner, the members of the Partnership Policy Committee, any Departing Partner, any Person who is or was an officer or director of the Partnership, a General Partner or any Departing Partner and all other Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) a General Partner, a member of the Partnership Policy Committee, a Departing Partner or any of their Affiliates, (ii) an officer, director, employee, partner, agent or trustee of the Partnership, a General Partner, any Departing Partner or any of their Affiliates or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, provided, that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 6.8 shall be available to the General Partners with respect to their obligations incurred pursuant to the Indemnity Agreement, the Underwriting Agreement or the Conveyance Agreement (other than obligations incurred by the General Partners on behalf of the Partnership or the Intermediate Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this
Section 6.8 shall be made only out of the assets of the Partnership, it being agreed that the General Partners shall not be personally liable for such indemnification and shall have no obligation to us to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

     (b) To the fullest extent permitted by law, expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.8(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.8.

     (c) The indemnification provided by this Section 6.8 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Common Units, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as (i) a General Partner, a member of the Partnership Policy Committee, a Departing Partner or an Affiliate thereof, (ii) an officer, director, employee, partner, agent or trustee of the Partnership, a General Partner, any Departing Partner or an Affiliate thereof or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, and as to actions in any other capacity (including, without limitation, any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

     (d) The Partnership may purchase and maintain (or reimburse the General Partners or their Affiliates for the cost of) insurance, on behalf of the General Partners, the members of the Partnership Policy Committee and such other Persons as the Partnership Policy Committee shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

     (e) For purposes of this Section 6.8, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 6.8(a); and action taken or omitted by it with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

     (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

     (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

     (h) The provisions of this Section 6.8 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

     (i) No amendment, modification or repeal of this Section 6.8 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligation of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

     The following instruments and documents are included as Exhibits to this Registration Statement.


        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
           *3.1          -- Form of Amended and Restated Agreement of Limited
                            Partnership of Northern Border Partners, L.P. (Exhibit
                            3.1 No. 2 to the Partnership's Form S-1 Registration
                            Statement, Registration No. 33-66158 ("Form S-1")).
           *3.2          -- Form of Amended and Restated Agreement of Limited
                            Partnership For Northern Border Intermediate Limited
                            Partnership (Exhibit 10.1 to Form S-1).
           *4.1          -- Indenture, dated as of June 2, 2000, between the
                            registrants and Bank One Trust Company, N.A. (Exhibit 4.1
                            to the Partnership's Quarterly Report on Form 10-Q for
                            the quarterly period ended June 30, 2000 ("June 2000
                            10-Q")).
          **4.2          -- First Supplemental Indenture, dated as of September 14,
                            2000, between the registrants and Bank One Trust Company,
                            N.A.

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
           *4.3          -- Registration Rights Agreement, dated June 2, 2000, by and among the registrants and Banc of America Securities LLC,
                            Banc One Capital Markets, Inc. and SunTrust Equitable
                            Securities, as Initial Purchasers (Exhibit 4.2 to June
                            2000 10-Q).
          **4.4          -- Registration Rights Agreement, dated September 14, 2000, by and among the registrants and Banc of America
                            Securities LLC, Banc One Capital Markets, Inc. and
                            SunTrust Equitable Securities, as Initial Purchasers.
          **5.1          -- Opinion of Vinson & Elkins L.L.P., as to the validity of the new notes.
          **8.1          -- Opinion of Vinson & Elkins L.L.P., as to certain tax
                            matters (included in Exhibit 5.1).
          *10.1          -- Northern Border Pipeline Company General Partnership
                            Agreement between Northern Plains Natural Gas Company,
                            Northwest Border Pipeline Company, Pan Border Gas
                            Company, TransCanada Border Pipeline Ltd. and TransCan
                            Northern Ltd., effective March 9, 1978, as amended
                            (Exhibit 10.2 to Form S-1).
          *10.2          -- Operating Agreement between Northern Border Pipeline
                            Company and Northern Plains Natural Gas Company, dated
                            February 28, 1980 (Exhibit 10.3 to Form S-1).
          *10.3          -- Administrative Services Agreement between NBP Services
                            Corporation, Northern Border Partners, L.P. and Northern
                            Border Intermediate Limited Partnership (Exhibit 10.4 to
                            Form S-1).
          *10.4          -- Note Purchase Agreement between Northern Border Pipeline
                            Company and the parties listed therein, dated July 15,
                            1992 (Exhibit 10.6 to Form S-1).
          *10.4.1        -- Supplemental Agreement to the Note Purchase Agreement
                            dated as of June 1, 1995 (Exhibit 10.6.1 to the
                            Partnership's Annual Report on Form 10-K for the year
                            ended December 31, 1995 ("1995 10-K")).
          *10.5          -- Guaranty made by Panhandle Eastern Pipeline Company,
                            dated October 31, 1992 (Exhibit 10.9 to Form S-1).
          *10.6          -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            Enron Gas Marketing, Inc., dated June 22, 1990 (Exhibit
                            10.10 to Form S-1).
          *10.6.1        -- Amended Exhibit A to Northern Border Pipeline Company
                            U.S. Shippers Service Agreement between Northern Border
                            Pipeline Company and Enron Gas Marketing, Inc. (Exhibit
                            10.10.1 to the Partnership's Annual Report on Form 10-K
                            for the year ended December 31, 1993 ("1993 10-K")).
          *10.6.2        -- Amended Exhibit A to Northern Border Pipeline U.S.
                            Shippers Service Agreement between Northern Border
                            Pipeline Company and Enron Gas Marketing, Inc., effective
                            November 1, 1994 (Exhibit 10.10.2 to the Partnership's
                            Annual Report on Form 10-K for the year ended December
                            31, 1994).
          *10.6.3        -- Amended Exhibit A's to Northern Border Pipeline Company
                            U.S. Shipper Service Agreement effective, August 1, 1995
                            and November 1, 1995 (Exhibit 10.10.3 to 1995 10-K).
          *10.6.4        -- Amended Exhibit A to Northern Border Pipeline Company
                            U.S. Shipper Service Agreement effective April 1, 1998
                            (Exhibit 10.10.4 to the Partnership's Annual Report on
                            Form 10-K for the year ended December 31, 1997 ("1997
                            10-K")).
          *10.7          -- Guaranty made by Northern Natural Gas Company, dated
                            October 7, 1993 (Exhibit 10.11.1 to 1993 10-K).
          *10.8          -- Guaranty made by Northern Natural Gas Company, dated
                            October 7, 1993 (Exhibit 10.11.2 to 1993 10-K).

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
          *10.9          -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            Western Gas Marketing Limited, as agent for TransCanada
                            PipeLines Limited, dated December 15, 1980 (Exhibit 10.13
                            to Form S-1).
          *10.9.1        -- Amendment to Northern Border Pipeline Company Service
                            Agreement extending the term effective November 1, 1995
                            (Exhibit 10.13.1 to 1995 10-K).
          *10.10         -- Form of Seventh Supplement Amending Northern Border
                            Pipeline Company General Partnership Agreement (Exhibit
                            10.15 to Form S-1).
          *10.11         -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            Transcontinental Gas Pipe Line Corporation, dated July
                            14, 1983, with Amended Exhibit A effective February 11,
                            1994 (Exhibit 10.17 to 1995 10-K).
          *10.12         -- Form of Credit Agreement among Northern Border Pipeline
                            Company, The First National Bank of Chicago, as
                            Administrative Agent, The First National Bank of Chicago,
                            Royal Bank of Canada, and Bank of America National Trust
                            and Savings Association, as Syndication Agents, First
                            Chicago Capital Markets, Inc., Royal Bank of Canada, and
                            BancAmerica Securities, Inc, as Joint Arrangers and
                            Lenders (as defined therein) dated as of June 16, 1997
                            (Exhibit 10(c) to Amendment No. 1 to Form S-3,
                            Registration Statement No. 333-40601 ("Form S-3")).
          *10.13         -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            Enron Capital & Trade Resources Corp. dated October 15,
                            1997 (Exhibit 10.21 to 1997 10-K).
          *10.14         -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            Enron Capital & Trade Resources Corp. dated October 15,
                            1997 (Exhibit 10.22 to 1997 10-K).
          *10.15         -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            Enron Capital & Trade Resources Corp. dated August 5,
                            1997 with Amendment dated September 25, 1997 (Exhibit
                            10.25 to 1997 10-K).
          *10.16         -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            Enron Capital & Trade Resources Corp. dated August 5,
                            1997 (Exhibit 10.26 to 1997 10-K).
          *10.17         -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            TransCanada Gas Services Inc., as agent for TransCanada
                            PipeLines Limited dated August 5, 1997 (Exhibit 10.27 to
                            1997 10-K).
          *10.18         -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            TransCanada Gas Services Inc., as agent for TransCanada
                            PipeLines Limited dated August 5, 1997 (Exhibit 10.28 to
                            1997 10-K).
          *10.19         -- Indenture, dated as of August 17, 1999, between Northern
                            Border Pipeline Company and Bank One Trust Company, NA,
                            successor to The First National Bank of Chicago, as
                            trustee (Exhibit No. 4.1 to Northern Border Pipeline
                            Company's Form S-4 Registration Statement, Registration
                            No. 333-88577 ("Form S-4")).
          *10.20         -- Project Management Agreement by and between Northern
                            Plains Natural Gas Company and Enron Engineering &
                            Construction Company, dated March 1, 1996 (Exhibit No.
                            10.39 to Form S-4).

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
          *10.21         -- Eighth Supplement Amending Northern Border Pipeline
                            Company General Partnership Agreement (Exhibit 10.15 of
                            Form S-4).
          *10.22         -- 364-Day Credit Agreement dated as of June 28, 2000
                            between Northern Border Partners, L.P., Bank Of America,
                            N.A., Administrative Agent, SunTrust Bank, Syndication
                            Agent, Bank One, NA, Documentation Agent, Banc of America
                            Securities LLC, Lead Arranger and Lenders (as defined
                            therein) (Exhibit 10.1 to June 2000 10-Q).
          +10.23         -- First Amendment to 364-Day Credit Agreement entered into as of September 21, 2000 among Northern Border Partners,
                            L.P., Northern Border Intermediate Limited Partnership,
                            Bank of America, N.A., Administrative Agent, and the
                            Lenders (as defined therein).
          *10.24         -- Revolving Credit Agreement dated as of June 28, 2000
                            between Northern Border Partners, L.P., Bank Of America,
                            N.A., Administrative Agent, SunTrust Bank, Syndication
                            Agent, Bank One, NA, Documentation Agent, Banc of America
                            Securities LLC, Lead Arranger and Lenders (as defined
                            therein) (Exhibit 10.2 to June 2000 10-Q).
          +10.25         -- First Amendment to Revolving Credit Agreement entered
                            into as of September 21, 2000 among Northern Border
                            Partners, L.P., Northern Border Intermediate Limited
                            Partnership, Bank of America, N.A., Administrative Agent,
                            and the Lenders (as defined therein).
          *10.26         -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            Pan-Alberta Gas (U.S.) Inc., dated October 1, 1993, with
                            Amended Exhibit A effective June 22, 1998 (Exhibit 10.36
                            to Northern Border Pipeline Company's Annual Report on
                            Form 10-K for the year ended December 31, 1999 ("NB
                            Pipeline 1999 10-K")).
          *10.27         -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            Pan-Alberta Gas (U.S.) Inc. (successor to Natgas U.S.
                            Inc.), dated October 6, 1989, with Amended Exhibit A
                            effective April 2, 1999 (Exhibit 10.37 to NB Pipeline
                            1999 10-K).
          *10.28         -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            Pan-Alberta Gas (U.S.) Inc., dated October 1, 1992, with
                            Amended Exhibit A effective June 22, 1998 (Exhibit 10.38
                            to NB Pipeline 1999 10-K).
         **12.1          -- Statement re computation of ratios.
         **21            -- The subsidiaries of Northern Border Partners, L.P.
                            include Northern Border Intermediate Limited Partnership,
                            Northern Border Pipeline Company and NBP Energy
                            Pipelines, L.L.C.
         **23.1          -- Consent of Arthur Andersen LLP.
         **24.1          -- Powers of Attorney (included on pages II-7 and II-8 of
                            the Registration Statement).
         **25.1          -- Statement of Eligibility of Bank One Trust Company, N.A.,
                            as trustee, on Form T-1 with respect to the issuance of
                            8 7/8% Senior Notes due 2010, Series A, by Northern
                            Border Partners, L.P. pursuant to the Indenture between
                            the registrants and Bank One Trust Company, N.A., as
                            trustee.

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
         **25.2          -- Statement of Eligibility of Bank One Trust Company, N.A.,
                            as trustee, on Form T-1 with respect to the guarantee of
                            8 7/8% Senior Notes due 2010, Series A, by Northern
                            Border Intermediate Limited Partnership pursuant to the
                            Indenture between the registrants and Bank One Trust
                            Company, N.A., as trustee.
         **99.1          -- Form of Letter of Transmittal.


---------------


 * Indicates exhibits incorporated by reference as indicated.



** Previously filed.



 + Filed herewith.


ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (a) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (c) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on October 16, 2000.


                                            NORTHERN BORDER PARTNERS, L.P.
                                            (A Delaware Limited Partnership)


                                            By:    /s/ WILLIAM R. CORDES

                                              ----------------------------------

                                            Name: William R. Cordes


                                            Title: Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                /s/ WILLIAM R. CORDES                  Chief Executive Officer and          October 16, 2000
-----------------------------------------------------    Chairman of the Partnership
                  William R. Cordes                      Policy Committee

                          *                            Member of the Partnership Policy     October 16, 2000
-----------------------------------------------------    Committee
                  Stanley C. Horton

                          *                            Member of the Partnership Policy     October 16, 2000
-----------------------------------------------------    Committee
                Cuba Wadlington, Jr.

                 /s/ JERRY L. PETERS                   Chief Financial and Accounting       October 16, 2000
-----------------------------------------------------    Officer
                   Jerry L. Peters

              * By: /s/ JERRY L. PETERS
   ----------------------------------------------
                   Jerry L. Peters
                  Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on October 16, 2000.


                                            NORTHERN BORDER INTERMEDIATE
                                            PARTNERSHIP
                                            (A Delaware Limited Partnership)


                                            By:    /s/ WILLIAM R. CORDES

                                              ----------------------------------

                                            Name: William R. Cordes


                                            Title: Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                /s/ WILLIAM R. CORDES                  Chief Executive Officer and          October 16, 2000
-----------------------------------------------------    Chairman of the Partnership
                  William R. Cordes                      Policy Committee

                          *                            Member of the Partnership Policy     October 16, 2000
-----------------------------------------------------    Committee
                  Stanley C. Horton

                          *                            Member of the Partnership Policy     October 16, 2000
-----------------------------------------------------    Committee
                Cuba Wadlington, Jr.

                 /s/ JERRY L. PETERS                   Chief Financial and Accounting       October 16, 2000
-----------------------------------------------------    Officer
                   Jerry L. Peters

              * By: /s/ JERRY L. PETERS
   ----------------------------------------------
                   Jerry L. Peters
                  Attorney-in-fact

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
           *3.1          -- Form of Amended and Restated Agreement of Limited
                            Partnership of Northern Border Partners, L.P. (Exhibit
                            3.1 No. 2 to the Partnership's Form S-1 Registration
                            Statement, Registration No. 33-66158 ("Form S-1")).
           *3.2          -- Form of Amended and Restated Agreement of Limited
                            Partnership For Northern Border Intermediate Limited
                            Partnership (Exhibit 10.1 to Form S-1).
           *4.1          -- Indenture, dated as of June 2, 2000, between the
                            registrants and Bank One Trust Company, N.A. (Exhibit 4.1
                            to the Partnership's Quarterly Report on Form 10-Q for
                            the quarterly period ended June 30, 2000 ("June 2000
                            10-Q")).
          **4.2          -- First Supplemental Indenture, dated as of September 14,
                            2000, between the registrants and Bank One Trust Company,
                            N.A.
           *4.3          -- Registration Rights Agreement, dated June 2, 2000, by and among the registrants and Banc of America Securities LLC,
                            Banc One Capital Markets, Inc. and SunTrust Equitable
                            Securities, as Initial Purchasers (Exhibit 4.2 to June
                            2000 10-Q).
          **4.4          -- Registration Rights Agreement, dated September 14, 2000, by and among the registrants and Banc of America
                            Securities LLC, Banc One Capital Markets, Inc. and
                            SunTrust Equitable Securities, as Initial Purchasers.
          **5.1          -- Opinion of Vinson & Elkins L.L.P., as to the validity of the new notes.
          **8.1          -- Opinion of Vinson & Elkins L.L.P., as to certain tax
                            matters (included in Exhibit 5.1).
          *10.1          -- Northern Border Pipeline Company General Partnership
                            Agreement between Northern Plains Natural Gas Company,
                            Northwest Border Pipeline Company, Pan Border Gas
                            Company, TransCanada Border Pipeline Ltd. and TransCan
                            Northern Ltd., effective March 9, 1978, as amended
                            (Exhibit 10.2 to Form S-1).
          *10.2          -- Operating Agreement between Northern Border Pipeline
                            Company and Northern Plains Natural Gas Company, dated
                            February 28, 1980 (Exhibit 10.3 to Form S-1).
          *10.3          -- Administrative Services Agreement between NBP Services
                            Corporation, Northern Border Partners, L.P. and Northern
                            Border Intermediate Limited Partnership (Exhibit 10.4 to
                            Form S-1).
          *10.4          -- Note Purchase Agreement between Northern Border Pipeline
                            Company and the parties listed therein, dated July 15,
                            1992 (Exhibit 10.6 to Form S-1).
          *10.4.1        -- Supplemental Agreement to the Note Purchase Agreement
                            dated as of June 1, 1995 (Exhibit 10.6.1 to the
                            Partnership's Annual Report on Form 10-K for the year
                            ended December 31, 1995 ("1995 10-K")).
          *10.5          -- Guaranty made by Panhandle Eastern Pipeline Company,
                            dated October 31, 1992 (Exhibit 10.9 to Form S-1).
          *10.6          -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            Enron Gas Marketing, Inc., dated June 22, 1990 (Exhibit
                            10.10 to Form S-1).
          *10.6.1        -- Amended Exhibit A to Northern Border Pipeline Company
                            U.S. Shippers Service Agreement between Northern Border
                            Pipeline Company and Enron Gas Marketing, Inc. (Exhibit
                            10.10.1 to the Partnership's Annual Report on Form 10-K
                            for the year ended December 31, 1993 ("1993 10-K")).

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
          *10.6.2        -- Amended Exhibit A to Northern Border Pipeline U.S.
                            Shippers Service Agreement between Northern Border
                            Pipeline Company and Enron Gas Marketing, Inc., effective
                            November 1, 1994 (Exhibit 10.10.2 to the Partnership's
                            Annual Report on Form 10-K for the year ended December
                            31, 1994).
          *10.6.3        -- Amended Exhibit A's to Northern Border Pipeline Company
                            U.S. Shipper Service Agreement effective, August 1, 1995
                            and November 1, 1995 (Exhibit 10.10.3 to 1995 10-K).
          *10.6.4        -- Amended Exhibit A to Northern Border Pipeline Company
                            U.S. Shipper Service Agreement effective April 1, 1998
                            (Exhibit 10.10.4 to the Partnership's Annual Report on
                            Form 10-K for the year ended December 31, 1997 ("1997
                            10-K")).
          *10.7          -- Guaranty made by Northern Natural Gas Company, dated
                            October 7, 1993 (Exhibit 10.11.1 to 1993 10-K).
          *10.8          -- Guaranty made by Northern Natural Gas Company, dated
                            October 7, 1993 (Exhibit 10.11.2 to 1993 10-K).
          *10.9          -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            Western Gas Marketing Limited, as agent for TransCanada
                            PipeLines Limited, dated December 15, 1980 (Exhibit 10.13
                            to Form S-1).
          *10.9.1        -- Amendment to Northern Border Pipeline Company Service
                            Agreement extending the term effective November 1, 1995
                            (Exhibit 10.13.1 to 1995 10-K).
          *10.10         -- Form of Seventh Supplement Amending Northern Border
                            Pipeline Company General Partnership Agreement (Exhibit
                            10.15 to Form S-1).
          *10.11         -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            Transcontinental Gas Pipe Line Corporation, dated July
                            14, 1983, with Amended Exhibit A effective February 11,
                            1994 (Exhibit 10.17 to 1995 10-K).
          *10.12         -- Form of Credit Agreement among Northern Border Pipeline
                            Company, The First National Bank of Chicago, as
                            Administrative Agent, The First National Bank of Chicago,
                            Royal Bank of Canada, and Bank of America National Trust
                            and Savings Association, as Syndication Agents, First
                            Chicago Capital Markets, Inc., Royal Bank of Canada, and
                            BancAmerica Securities, Inc, as Joint Arrangers and
                            Lenders (as defined therein) dated as of June 16, 1997
                            (Exhibit 10(c) to Amendment No. 1 to Form S-3,
                            Registration Statement No. 333-40601 ("Form S-3")).
          *10.13         -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            Enron Capital & Trade Resources Corp. dated October 15,
                            1997 (Exhibit 10.21 to 1997 10-K).
          *10.14         -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            Enron Capital & Trade Resources Corp. dated October 15,
                            1997 (Exhibit 10.22 to 1997 10-K).
          *10.15         -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            Enron Capital & Trade Resources Corp. dated August 5,
                            1997 with Amendment dated September 25, 1997 (Exhibit
                            10.25 to 1997 10-K).
          *10.16         -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            Enron Capital & Trade Resources Corp. dated August 5,
                            1997 (Exhibit 10.26 to 1997 10-K).

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
          *10.17         -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            TransCanada Gas Services Inc., as agent for TransCanada
                            PipeLines Limited dated August 5, 1997 (Exhibit 10.27 to
                            1997 10-K).
          *10.18         -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            TransCanada Gas Services Inc., as agent for TransCanada
                            PipeLines Limited dated August 5, 1997 (Exhibit 10.28 to
                            1997 10-K).
          *10.19         -- Indenture, dated as of August 17, 1999, between Northern
                            Border Pipeline Company and Bank One Trust Company, NA,
                            successor to The First National Bank of Chicago, as
                            trustee (Exhibit No. 4.1 to Northern Border Pipeline
                            Company's Form S-4 Registration Statement, Registration
                            No. 333-88577 ("Form S-4")).
          *10.20         -- Project Management Agreement by and between Northern
                            Plains Natural Gas Company and Enron Engineering &
                            Construction Company, dated March 1, 1996 (Exhibit No.
                            10.39 to Form S-4).
          *10.21         -- Eighth Supplement Amending Northern Border Pipeline
                            Company General Partnership Agreement (Exhibit 10.15 of
                            Form S-4).
          *10.22         -- 364-Day Credit Agreement dated as of June 28, 2000
                            between Northern Border Partners, L.P., Bank Of America,
                            N.A., Administrative Agent, SunTrust Bank, Syndication
                            Agent, Bank One, NA, Documentation Agent, Banc of America
                            Securities LLC, Lead Arranger and Lenders (as defined
                            therein) (Exhibit 10.1 to June 2000 10-Q).
          +10.23         -- First Amendment to 364-Day Credit Agreement entered into as of September 21, 2000 among Northern Border Partners,
                            L.P., Northern Border Intermediate Limited Partnership,
                            Bank of America, N.A., Administrative Agent, and the
                            Lenders (as defined therein).
          *10.24         -- Revolving Credit Agreement dated as of June 28, 2000
                            between Northern Border Partners, L.P., Bank Of America,
                            N.A., Administrative Agent, SunTrust Bank, Syndication
                            Agent, Bank One, NA, Documentation Agent, Banc of America
                            Securities LLC, Lead Arranger and Lenders (as defined
                            therein) (Exhibit 10.2 to June 2000 10-Q).
          +10.25         -- First Amendment to Revolving Credit Agreement entered
                            into as of September 21, 2000 among Northern Border
                            Partners, L.P., Northern Border Intermediate Limited
                            Partnership, Bank of America, N.A., Administrative Agent,
                            and the Lenders (as defined therein).
          *10.26         -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            Pan-Alberta Gas (U.S.) Inc., dated October 1, 1993, with
                            Amended Exhibit A effective June 22, 1998 (Exhibit 10.36
                            to Northern Border Pipeline Company's Annual Report on
                            Form 10-K for the year ended December 31, 1999 ("NB
                            Pipeline 1999 10-K")).
          *10.27         -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            Pan-Alberta Gas (U.S.) Inc. (successor to Natgas U.S.
                            Inc.), dated October 6, 1989, with Amended Exhibit A
                            effective April 2, 1999 (Exhibit 10.37 to NB Pipeline
                            1999 10-K).

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
          *10.28         -- Northern Border Pipeline Company U.S. Shippers Service
                            Agreement between Northern Border Pipeline Company and
                            Pan-Alberta Gas (U.S.) Inc., dated October 1, 1992, with
                            Amended Exhibit A effective June 22, 1998 (Exhibit 10.38
                            to NB Pipeline 1999 10-K).
         **12.1          -- Statement re computation of ratios.
         **21            -- The subsidiaries of Northern Border Partners, L.P.
                            include Northern Border Intermediate Limited Partnership,
                            Northern Border Pipeline Company and NBP Energy
                            Pipelines, L.L.C.
         **23.1          -- Consent of Arthur Andersen LLP.
         **24.1          -- Powers of Attorney (included on pages II-7 and II-8 of
                            the Registration Statement).
         **25.1          -- Statement of Eligibility of Bank One Trust Company, N.A.,
                            as trustee, on Form T-1 with respect to the issuance of
                            8 7/8% Senior Notes due 2010, Series A, by Northern
                            Border Partners, L.P. pursuant to the Indenture between
                            the registrants and Bank One Trust Company, N.A., as
                            trustee.
         **25.2          -- Statement of Eligibility of Bank One Trust Company, N.A.,
                            as trustee, on Form T-1 with respect to the guarantee of
                            8 7/8% Senior Notes due 2010, Series A, by Northern
                            Border Intermediate Limited Partnership pursuant to the
                            Indenture between the registrants and Bank One Trust
                            Company, N.A., as trustee.
         **99.1          -- Form of Letter of Transmittal.


---------------

 * Indicates exhibits incorporated by reference as indicated.



** Previously filed.



 + Filed herewith.